UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 12, 2009

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                Triggering Events That Accelerate or Increase a Direct Financing Obligation.

Since October 3, 2008, when the Company received a notice of default from BNP Paribas ("BNP" or the "Administrative Agent") with respect to the Company's Senior Secured Credit Facility, the Company and BNP have maintained a voluntary standstill period as the Company evaluated all of its strategic alternatives. On February 12, 2009, the Company and certain subsidiaries, as guarantors, entered into a forbearance agreement to the Senior Secured Credit Facility (the “Forbearance Agreement”) with BNP and the lenders.  In accordance with the Forbearance Agreement, during the period from December 31, 2008 until April 30, 2009 (the “Forbearance Period”), BNP will forbear and refrain from (i) accelerating any loans outstanding and (ii) taking any other enforcement action under the Senior Secured Credit Facility at law or otherwise as a result of designated defaults or potential defaults, provided the Company complies with the forbearance covenants (collectively, the “Forbearance Covenants”).

A summary of the Forbearance Covenants is as follows: (i) the Company shall retain and employ a financial advisor, (ii) the Company shall deliver to the Administrative Agent an initial detailed budget on or before the February 20, 2009 and provide subsequent monthly updates, (iii) the Company shall deliver to the Administrative Agent prior week aggregated cash balances on or before the last business day of the current week, (iv) no later than February 23, 2009, the Company will execute (or cause to be executed) additional mortgages and no later than February 18, 2009, the Company will execute (or cause to be executed) other security instruments such that, after giving effect to such additional mortgages and other security instruments, the lenders will have liens on 100% of all oil and gas properties, promissory notes, all significant overriding royalties, and all significant farmout agreements prior to such date, (v) the Company must obtain prior written approval of the Administrative Agent to farmout any assets or sell any assets for more than $200,000, (vi) the Company shall provide the Administrative Agent notice of any unwritten or written expressions of interest with respect to the purchase of assets of the Company or any of its subsidiaries for an amount in excess of $2.0 million, (vii) the Company and its financial advisor shall participate in weekly conference calls with the Administrative Agent and the lenders during which a financial officer of the Company must provide updates on restructuring, sale prospects, and cost reduction efforts, (viii) the Company must deliver to the Administrative Agent copies of any detailed audit reports, management letters, or recommendations submitted to the board of directors, (ix) no later than February 28, 2009, the Company must deliver a restructuring plan to resolve the borrowing base deficiency, (x) the Company must maintain a liquidity position of at least  $4.0 million during Forbearance Period, and (xi) no later than February 23, 2009, the Company must obtain the consent of the Second Lien Lenders for the Company to defer until no earlier than the termination of the Forbearance Period, payment of the scheduled interest payment currently payable to the Second Lien Lenders on February 24, 2009.

The Company’s failure to comply with the Forbearance Covenants will terminate the Forbearance Agreement and allow the lenders to exercise any or all of their rights and remedies purportedly provided to them under the Senior Secured Credit Facility.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.21	Forbearance Agreement dated February 12, 2009, among Aurora Oil & Gas Corporation, as Borrower, BNP Paribas, as Administrative Agent for the Lenders, and the Lenders.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: February 18, 2009	By:	/s/ William W. Deneau
By: William W. Deneau
Its: Chief Executive Officer